UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2013

CARLYLE GMS FINANCE, INC.

(Exact name of registrant as specified in charter)

Maryland	80-0789789
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 38th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 813-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 24, 2013, Carlyle GMS Finance, Inc. (“we”, “us”, “our”) and Carlyle GMS Finance SPV LLC (“CGMSF SPV”), our wholly-owned subsidiary, entered into a loan and servicing agreement (the “LSA”) with the Lenders and other parties referenced below. Under the terms of the LSA, we serve as the Transferor and as the Servicer under the LSA and CGMSF SPV serves as the borrower under a revolving credit arrangement (the “Revolving Credit Facility”) with Citibank, N.A. and Suntrust Robinson Humphrey, Inc. acting as the joint lead arrangers, with participation from Citibank, N.A., SunTrust Bank, PNC Bank, National Association, Key Equipment Finance Inc., State Street Bank and Trust Company and Royal Bank of Canada (the “Lenders”). Citibank, N.A. also serves as the collateral agent and the administrative agent pursuant to the LSA. Wells Fargo Bank, National Association serves as the Account Bank, Backup Servicer, Collateral Custodian and Collateral Administrator (each as defined in the LSA).

The Revolving Credit Facility provides for secured borrowing during the revolving period up to the lesser of $500,000,000 or the amount of capital commitments that we have received, with an accordion feature that can, subject to certain conditions, increase the aggregate maximum credit commitment up to an amount not to exceed $750,000,000. Pursuant to the terms and conditions of the LSA CGMSF SPV may commence borrowing when, among other requirements, minimum equity in assets held is equal to the greater of (i) $30,000,000, and (ii) the aggregate amount of the four largest eligible loans.

The Revolving Credit Facility has a three-year revolving period (with two one-year extension options, subject to CGMSF SPV’s and the Lenders’ consent) and a maturity date six years from May 24, 2013 closing date (subject to two one-year extension options in connection with an extension of the revolving period). Following the revolving period CGMSF SPV will be required to make certain mandatory amortization payments under the LSA. During the revolving period, borrowings will bear interest at the applicable CP rate (if the lender is a conduit lender) or LIBOR plus 1.75% per year. For the three years following the revolving period (the “Amortization Period”), outstanding borrowings will bear interest (i) during the first year of the Amortization Period, at the applicable CP rate (if the lender is a conduit lender) or LIBOR plus 2.75% (ii) during the second year of the Amortization Period, at the applicable CP rate (if the lender is a conduit lender) or LIBOR plus 2.875% and (iii) during the third year of the Amortization Period, at the applicable CP rate (if the lender is a conduit lender) or LIBOR plus 3.75%. During the revolving period, CGMSF SPV will be required to pay a scaled commitment fee of between 0.25% and 1.00% per year based on a pre-determined grid and depending on the usage of the Revolving Credit Facility. Payments under the Revolving Credit Facility will be made quarterly. The Lenders will have a first lien security interest on substantially all of the assets of CGMSF SPV.

As part of the Revolving Credit Facility, CGMSF SPV will be subject to certain limitations as to how borrowed funds may be used and the types of loans that are eligible to be acquired by CGMSF SPV including, but not limited to, restrictions on sector concentrations, loan size, tenor and minimum investment ratings (or estimated ratings).

The Revolving Credit Facility also contains certain requirements relating to interest coverage, collateral quality and portfolio performance, including limitations on delinquencies and charge offs, certain violations of which could result in the acceleration of the amounts due under the Revolving Credit Facility. The Revolving Credit Facility is also subject to a borrowing base based on advance rates that vary depending on the class of assets and the value assigned to such assets under the LSA.

Under the Revolving Credit Facility, we and CGMSF SPV, as applicable, have made certain customary representations and warranties, and are required to comply with various covenants, including leverage restrictions, reporting requirements and other customary requirements for similar credit facilities. The Revolving Credit Facility includes usual and customary events of defaults for credit facilities of this nature.

Borrowings of CGMSF SPV will be considered borrowings by us for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended, applicable to business development companies. The obligations of CGMSF SPV under the LSA and Revolving Credit Facility are non-recourse to us.

Item 2.03. Creation of Direct Financial Obligation

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

On May 24, 2013, Carlyle GMS Finance, Inc. (the “Company”) delivered its second capital drawdown notice to investors. In the aggregate, the Company has delivered capital drawdown notices to its investors relating to an issuance of an aggregate of 927,370 shares of common stock for an aggregate offering price of approximately $18.55 million. The shares under the first drawdown notice, issued on May 8, 2013, are expected to be issued on or around June 5, 2013, and the shares under the second drawdown notice are expected to be issued on or around June 10, 2013.

The issuance of Common Stock is being made pursuant to a subscription agreement (“Subscription Agreement”) entered into by the Company and its investors.

The issuance and sale of the Common Stock is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARLYLE GMS FINANCE, INC.

By:	/s/ Kenneth J. Kencel
Kenneth J. Kencel President

Date: May 31, 2013